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                                                                     EXHIBIT 5.1

                                                            [            ], 2001

Barrick Gold Corporation
Suite 2700, South Tower
Royal Bank Plaza
200 Bay Street
Toronto, ON M5J 2J3

Dear Sirs:

             BARRICK GOLD CORPORATION AND HOMESTAKE MINING COMPANY REGISTRATION STATEMENT ON FORM F-4 (THE "REGISTRATION STATEMENT")

    We have acted as Canadian counsel to Barrick Gold Corporation ("Barrick") in connection with the preparation of the Registration Statement to be filed under the SECURITIES ACT OF 1933, as amended, for the registration of 141,981,947 common shares of Barrick (the "Barrick Shares") to be issued pursuant to the terms of an agreement and plan of merger (the "Merger Agreement") dated as of June 24, 2001 among Barrick, Homestake Merger Co. (formerly Havana
Acquisition Inc.) and Homestake Mining Company ("Homestake"). Capitalized terms used in this letter, unless otherwise defined herein, have the respective meanings ascribed to such terms in the Merger Agreement.

    For the purposes of this opinion, we have reviewed an original or a copy of such corporate records of Barrick, such certificates of public officials and representatives of Barrick and such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below, including, without limitation:

(1) the Merger Agreement;

(2) the Registration Statement; and

(3) a certificate of an officer of Barrick dated [            ], 2001.

    For the purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such documents and the genuineness of all signatures.

    We express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the Province of Ontario and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

    Based on and subject to the foregoing, we are of the opinion that:

1. From and after the Effective Time of the Merger, the Barrick Shares issued to holders of Homestake common stock will be validly issued and outstanding as fully paid and non-assessable shares.

2. From and after the Effective Time of the Merger, the Barrick Shares issuable to the holders of Homestake Canada Inc. exchangeable shares, upon the due exchange of such exchangeable shares in accordance with their terms, will be validly issued and outstanding as fully paid and non-assessable shares.


3. From and after the Effective Time of the Merger, the Barrick Shares issuable to the holders of Homestake stock options and Homestake share rights, upon the due exercise of such stock options or the vesting of such share rights, as the case may be, in accordance with their respective terms, will be validly issued and outstanding as fully paid and non-assessable shares.

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    We are furnishing this opinion in connection with the filing of the
Registration Statement with the Securities and Exchange Commission (the "SEC") and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein. We further consent to the reference to our firm set forth under the caption "Legal Matters" in the Registration Statement.

Yours very truly,
[            ]